Exhibit 99.1

The materials below are a transcript of a conference call held March 29, 2007, by representatives of Columbia Banking System, Inc. (“Columbia”). The transcript, which includes information about Columbia’s proposed acquisition of Mountain Bank Holding Company (and a separate proposed acquisition of Town Center Bancorp), are hereby filed by Columbia pursuant to Rule 425 under the Securities Act of 1933 in connection with the acquisition of Mountain Bank Holding Company.

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Columbia Banking System

Conference Call

March 29, 2007 1:30 p.m. PDT

Operator Ladies and gentlemen, thank you for standing by. Welcome to Columbia Banking System’s conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the conference, please press Star Zero. As a reminder, this conference is being recorded.

I would now like to turn the call over to your host, Melanie Dressel, President and Chief Executive Officer of Columbia Banking System.

Melanie

Thank you, Maria Good afternoon, everyone, and welcome to Columbia’s Conference Call. I’m Melanie Dressel, President and CEO of Columbia Banking System. Thanks for joining us today.

Before we begin, I would like to remind you that we may be making some forward-looking statements today, which are subject to economic and other factors. For a full discussion of the risks and uncertainties associated with the forward-looking statements, please refer to our Securities filings and in particular, our Form 10-K filed with the SEC for the year 2006.

I would also like to remind you that an accompanying slide presentation to this conference call is available on our website – www.columbiabank.com. To access it, just go to our home page and click on “Conference Call Presentation.” You can also find copies of the two press release announcements we sent out yesterday afternoon.

In those press releases, I was delighted to announce that we have signed definitive agreements to acquire Mountain Bank Holding Company, headquartered in Enumclaw, Washington, and Town Center Bancorp, of Portland Oregon. This is truly a milestone in the history of Columbia. We are joining forces with two organizations that have strong cultural similarities, talented management teams and branch locations in growth markets.

Joining me this afternoon are Roy Brooks, who is Chairman and Chief Executive Officer of Mountain Bank Holding Company; and Bruce Bryant, President and Chief Executive Officer of Town Center Bancorp. Gary Schminkey, Executive Vice President & CFO of Columbia is also present. You’ll have the opportunity to ask any of us questions a bit later.

Here at Columbia, we have always talked about our strategy to become a Pacific Northwest regional community bank through de novo expansion and accretive acquisitions. We have looked for acquisition opportunities that would be accretive to earnings, expand our geographic footprint and most importantly, have compatible cultures and share our commitment to the best customer service possible.

Mountain Bank Holding Company and Town Center Bancorp certainly meet these criteria. They are well-run, profitable financial institutions in growing Northwest markets.

At this point, I would like to introduce Roy Brooks of Mountain Bank Holding Company. Roy?

Roy Brooks, Chairman & CEO, MBHC

Thank you, Melanie…

“Our primary goal at Mountain Bank Holding Company is to increase the value of our shareholders’ investment. At this point we feel that joining forces with Columbia is the best possible step we can take to move forward with our founding goal. We welcome the opportunity to partner with the Columbia team, as we have known and followed their story for a long time. This transaction allows us to reward our shareholders who have been the foundation of our success since 1990.”

Melanie

Thank you for your comments, Roy…….expand

Introduce Bruce Bryant

Bruce Bryant, President & CEO; Town Center

Thank you Melanie….comment similar to press release:

“We are very pleased to be joining the Columbia team, which brings tremendous resources to our organization. We look at this combination is significantly positive for our shareholders, employees and customers. With a similar culture and approach to banking, this merger creates an opportunity for us to increase our product and service offerings as well as expand lending capabilities, all to the benefit of our clients throughout the Portland Metropolitan area.”

Melanie Dressel

(Thanks Bruce)

If you’re able to follow along on the slide presentation, slide number 3 shows the attractive geographic footprint that will result from the combined organization. Columbia Bank has 35 branches in five counties – Pierce, King, Cowlitz , Kitsap and Thurston — all in the Puget Sound area. Bank of Astoria’s 5 branches are along the northwest coast of Oregon, in the Astoria area.

The addition of Mountain Bank will bring 6 branch offices in Washington: their main office in Enumclaw as well as Buckley, Black Diamond, Auburn, Maple Valley and Sumner. Mt. Rainier Bank also provides loan services in a loan production office in Federal Way, with a full-servicenew branch opening in April.

Town Center brings five branch offices in Oregon – in the North Clackamas and Northeast Portland area, as well as a mortgage loan office in Northeast Portland.

This will bring Columbia Banking System locations to 51 in eight counties We’re very pleased with the excellent geographic and market diversity that will result. In addition, since there is no overlap in branch coverage we anticipate no branch closures.

Slide - Corporate Overview

The next slide in our presentation is a Corporate Overview providing more detail by company of the three organizations: Columbia, headquartered in Tacoma, WA; Mt. Rainier headquartered in Enumclaw, WA; and Town Center, headquartered in Portland Oregon.

Slide Pro Forma consolidated Overview

We provide the slide for your information, but will move on to the next slide, which shows the overview on a consolidated, pro forma basis.

The combined organization will have 51 branches, and assets of almost $3 billion. Net loans will approach the $2 billion mark, with deposits of over $2.3 billion. Combined equity will total almost $290 million.

Slide 6 – Transaction Rationale – Mt. Rainier Bank

And now, I’d like to talk about the individual transactions, and reasons we are so pleased that they have agreed to join the Columbia family. First –I’d like to review Mountain Bank Holding Company, or rather, Mt. Rainier Bank. As the slide outlines, there is a remarkable cultural fit – we have a similar vision and the same commitment to our customers, employees, shareholders and our communities. As we mentioned before, there is an excellent geographic fit, with their strong presence in attractive adjacent markets that we had already designated as part of our strategic expansion plans. We have a wonderful opportunity to meaningfully complement and expand product offerings, which will enhance revenue and provide additional options to customers. For example, Mt. Rainier will be able to provide services such as Cash Management, Private Banking, International, Commercial Business Loans and enhanced business banking in general.

Mt. Rainier is a high quality organization, with loyal customers and a stable deposit base. We believe they will be accretive to earnings during the 2008. Roy Brooks, Steve Moergeli, President, and their staff have consistently provided the highest level of customer service for many years. I am very pleased to have the opportunity to work with them going forward. The real testimony to their success is the 355 market share in their principal market area.

Slide 7 Integration Highlights – Mt. Rainier Bank

We are confident that we will achieve a successful integration with Mt. Rainier Bank. First, Columbia has a first-rate track record and blueprint for executing successful acquisitions….Bank of Astoria is the best recent example of that. Upon closing of the transaction, Mt. Rainier National Bank will be merged into Columbia Bank, and will do business as Mt. Rainier Bank. We anticipate continuity of key employees, as well as continuity of their culture and well accepted brand name.

We have a similar operating infrastructure, and a complementary operating model and business focus. We have good knowledge of the markets Mt. Rainier serves, and their credit quality is very strong. The board of directors will continue their involvement through the formation of an advisory board. And Mt. Rainier and Columbia share a very strong commitment to the communities we serve – not just in financial resources, but in encouraging and supporting the involvement by our employees.

Slide 8 – Key Term – Mt. Rainier Bank

The next slide shows the key terms of the agreement with Mountain Bank Holding Company, which is of course subject to approval by Mountain Bank’s shareholders, as well as regulatory approvals. The cash and stock transaction is valued at about $60 million for all Mountain Bank shares and options. Shareholders of Mountain Bank will receive $25 per Mountain Bank share, subject to adjustments depending on Columbia’s stock price prior to closing.. The $25 in value will consists of a unit of $11.25 in cash and $13.75 worth of Columbia shares for each Mountain Bank share.

All of us here at Columbia are very much looking forward to working with Ray and Steve and their wonderful team.

Slide 9 – Transaction Rationale - Town Center

At this point, I’d like to review the Town Center Bancorp transaction. We are very excited about entering the Portland Market, which is a logical geographic expansion for us. Branches of Town Center will operate as Columbia Bank branches and will be an excellent tie-in with our Southwest Washington markets of Longview and Woodland.

Town Center also has a very similar culture and core values – their management team and reputation are top-notch. They have a history of strong financial performance, with exceptional growth, a solid net interest margin and credit history.

We see lots of opportunity and potential for revenue enhancement as we complement and enhance their products and services they are able to offer.

Slide 10 – Integration highlights – Town Center

As I mentioned previously, Columbia has a history of past successful acquisitions and has put together a blueprint to ensure a smooth transition. We believe our cultures are compatible, with a shared commitment in volunteer time and resources to the communities we serve, and anticipate retaining Town Center’s key employees We have similar operating systems, and a complementary operating model and business focus. We will provide an additional platform for growth (expand). Town Center has solid asset quality. The board of directors will continue their involvement with the organization and the community through the formation of an advisory board. We expect the transaction to be accretive to Columbia’s earnings in the first full year.

Key Terms – Town Center

The next slide shows the key terms of the agreement with Town Center Bancorp, again subject to approval by Town Center’s shareholders and regulatory approvals. The cash and stock transaction is valued at approximately $45.1, or $20.75 per Town Center share, based upon yesterday’s closing stock price for Columbia of $33.53. Columbia will pay a unit of $9.382 in cash and 0.3391 shares of Columbia stock for each share of Town Center common stock.

Melanie continues

Strategy Moving Forward

All of us at Columbia are very pleased and excited about the opportunity to combine with these two fine organizations. With an entry into the Portland Metropolitan area and the Enumclaw plateau, we are taking important steps in our strategy to expand our geographic footprint. As we leverage our additional products, capital and increased lending limits, we believe these will be rewarding transactions for the combined shareholder base.

At this point, Roy Brooks, Bruce Bryant, Gary Schminkey and I will be happy to answer any questions you may have.

Q & A

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

COLUMBIA BANKING SYSTEM, INC.

QUESTION & ANSWER SESSION

CONFERENCE CALL

March 29, 2007

1:30 p.m. PDT

Operator:	At this time I would like to remind everyone, if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Matthew Clark with KBW. Please go ahead.

Melanie Dressel:	Hi, Matthew.

Matthew Clark:	Good - hey good afternoon. Just a few questions if I may. The first relates to Mount Rainier Bank. Can you just talk about - it appears that they’re somewhat overcapitalized. Can you just talk about what you might do with that and how quickly you might leverage excess capital?

Gary Schminkey:	This is Gary, Matthew. As we put the three together, we’ll go through calculations to see exactly where we are with our capital. We’re pretty close right now. But at this point, you know, we’ll look at our capital management alternatives at a later date.

Matthew Clark:	Okay. And then can you maybe just quickly touch on what the legal - or the in-house lending limits have been at both franchises?

Melanie Dressel:	Roy?

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Roy Brooks:	At Mount Rainier Bank - it’s a national bank, so our lending limit is only 15% of capital, and that’s one of the reasons we would like to have the capital up so the lending limit could be increased.

Obviously I came out of another industry. I’m out of the high tech business, and I’ve never known a company to go broke because they had too much money. And that’s kind of a philosophy that I’ve adopted. And I know that’s not really appropriate with the banking industry, but I’m sure Gary can fix that.

But by having our capital number up at 15% of the capital, it allowed us to have a lending limit just over $3 million. And we’ve obviously had to turn away from business from time to time because we just couldn’t expand enough to get there.

Melanie Dressel:	Bruce?

Bruce Bryant:	Our lending limit has been about $3 million is our house limit. We do a fair amount of commercial real estate, so that $3 million is assuming that it’s secured with a first lien on real estate at normal loan to value.

Melanie Dressel:	And ours is about $35 million.

Matthew Clark:	Right. Okay. And then lastly can you just talk about any, you know, reinvestment needs, whether it be along the lines of additional headcount or - and kind of what are you branch expansion plans are for both franchises?

Melanie Dressel:	Well, I think that we’re going to approach all of the markets where we’re in in a fashion that - for instance at Columbia, we have branch locations already spread out for the next five years roughly. And quite a bit of that growth was expected in the King County market.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

We would look at, for instance, the Portland market for opportunities to expand and to have Bruce and his staff continue to branch. We will, however, do this in a methodical and strategic way so that it doesn’t have too much of an impact on earnings.

We’ve been saying that we would probably do two to three new branches a year and I would probably now say between three and four branches a year. That may be overly optimistic just because of the permitting issues that come up, but I would say three would be a safe number.

Matthew Clark:	And then along the lines of the FTEs -- Any needs there that you see at each other franchise?

Melanie Dressel:	I think with the combined groups that we’re not going to anticipate any large increases in staff numbers. We’re always looking for opportunities to find really, really solid bankers. And by bankers, I mean people that not only are lenders but also deposit gatherers. And I think that’s the reason why we’ve been able to have such a high core deposit ratio of over 73% of our deposits.

And we are very fortunate to have people that contact us -- and I know that Roy and Bruce do as well -- who are interested in joining our organizations, and I would hope that that would continue. But in terms of increases to FTEs because of these two transactions, I would not see that as an issue.

Matthew Clark:	Thank you.

Operator:	Your next question comes from Jeff Rulis with D. A. Davidson. Please go ahead.

Melanie Dressel:	Hi, Jeff.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Jeff Rulis:	Hi there. Good afternoon. You know, could you touch on using the Columbia bank name in Portland? I didn’t - I thought there was some, you know, trouble getting the rights to do that given other banks in the area named Columbia. Was that a hurdle to pass or did I just have that wrong?

Melanie Dressel:	No. Actually, Columbia is a very common name in Oregon. And it’s used by two other banks - or at least Columbia is in their name, so we were advised that it was not going to be an issue.

Jeff Rulis:	And then, this may be for Gary -- do you have any expected cost savings in the deal or revenue enhancements either combined or separated out?

Gary Schminkey:	Yes. We certainly have some ideas to enhance revenue with the additional products and services that we would offer. As far as the modeling is concerned, typically for each one, we’re probably in the 20 to 21% cost saves, which based on the size isn’t all that much.

Jeff Rulis:	Right.

Gary Schminkey:	We may also bring some participated loans back to Columbia and we will certainly be able to increase loan limits.

Jeff Rulis:	Yes.

Melanie Dressel:	One of the other real advantages is to be able to spread technology expense over a larger size organization. And of course technology needs in our industry continue to climb; we also see that as a very positive thing.

Jeff Rulis:	Okay. And sort of a related question -- you touched on - operating platforms were similar. What were those at each respective bank, if I could ask?

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Gary Schminkey:	Both institutions are running on a FISERVE platform right now, of which ITI and PCS operate in the same division.

Jeff Rulis:	Okay.

Gary Schminkey:	We really don’t’ see many issues as far as the conversions. We currently use the ITI interface in our branches in our branches. So from a branch perspective, those systems will be the same.

Jeff Rulis:	Okay. Thanks.

Melanie Dressel:	Yes.

Gary Schminkey:	Thanks, Jeff.

Operator:	Your next question comes from Louis Feldman with Punk Ziegel and Company.

Melanie Dressel:	Hello.

Louis Feldman:	Good afternoon. Now why the East side?

Melanie Dressel:	You know, why not?

Louis Feldman:	Well I... because a lot of the growth is on the west side. I mean granted, Intel is shrinking a little bit, but, you know, there’s a lot more room to grow on the West side than there is on the East side. There are greater - metro has greater boundary constraints on the East side than they do on the West side at this point in time.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Melanie Dressel:	Well, I’ll give you my perspective and then I’ll see if Bruce wants to weigh in on this. You know, obviously Town Center has been very effective on the East side as their performance would indicate. And it is a growing area. There’s probably less competition on the East side than there is on the West side. And we certainly don’t intend to not look at other areas in Portland, but the east side has served Town Center very well. Bruce, did you want to add anything?

Bruce Bryant:	Sure. The East side has been very good to us. I think you look at our history and our growth, and that really does speak for itself. The urban growth boundaries that we deal with in Oregon and in particularly the metro area, 95% of the residential land available for future development is located about three miles from where I’m sitting right now. It’s a huge area for future growth.

Within the next 20 years, the most conservative estimates put that area as having 70,000 - a city of 70,000 people. And that’s in a market area right now that has - our newest city Damascus - I think their official records are like 3,000. So not only are we facing a lot of growth now, but the forecasts are really just pretty exciting.

Louis Feldman:	But - I mean Bruce, I guess, you know, my question is we’re going to run into issues of the farm, you know, Happy Valley and Damascus have been talking a lot about the farm trust issues, et cetera, which they’re not encountering out by Hillsboro and that - those areas where there is also growth going on.

But I wanted to move away from that. Bruce, can I ask you a question? How sustainable do you feel the construction portfolio is in that area at this point in time?

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

(Bruce):	We’ve been very conservative in our construction portfolio and we feel that it’s quite sustainable. There’s really a lot of activity that continues on. I know that overall across the country construction is down, but there’s still a lot of business to be put on the books.

Louis Feldman:	And Mel, given the Town Center’s, you know, higher usage of brokerage CDs, and, you know, more hot money, how will you adjust that? What will your game plan be?

Melanie Dressel:	Well we’re certainly going to concentrate on growing core deposits and we’ll continue to provide resources to help the Town Center footprint grow. We also are continuing to grow the existing Columbia Banks’ core deposits. And as one organization that will certainly help as well.

Louis Feldman:	Okay. Thank you.

Melanie Dressel:	Yes.

Operator:	Your next question comes from Ross Haberman with Haberman Funds.

Melanie Dressel:	Hi, Ross.

Ross Haberman:	How are you, Melanie?

Melanie Dressel:	Good.

Ross Haberman:	Quick question regarding the Town Center Bank. In making this decision to get into Portland, I’ve got to assume you explored the de novo route. Maybe you could share a little bit of the thought with us for the $45 - $40 or $45 million you’re spending, was it ever contemplated to open up - perhaps open up de novo since you already were in Oregon via your last acquisitions? And perhaps utilizing less than the $45 million you’re using here?

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Melanie Dressel:	Yes we did think about that. And as you may know, Portland is a very competitive marketplace. And we determined that we did not want to just go in on a se novo basis. We felt that we needed to have an opportunity to expand quickly. And in order to do that, we needed to go through the acquisition mode.

We looked at the opportunities that were available in the Portland metropolitan area, and Town Center was clearly the bank that performed at a level that we were interested in acquiring.

Ross Haberman:	How many lenders does Town Center have now and do you expect to rapidly grow that - whatever the base is today?

Gary Schminkey:	We have six lenders and we are - like Melanie mentioned earlier, we’re always on the lookout for good, talented bankers.

Ross Haberman:	And just one final question. Regarding your loans, you had about $100 million. What would be your expectation in terms of loan growth given your bigger loan balance now, which you can lend on, oh for the next year or two?

Melanie Dressel:	Bruce, do you want to take that one?

Bruce Bryant:	Sure. Our forecast for 2007 was about $25 million loan growth. As I recall with the expanded opportunities, gosh it’s a little bit - not a little bit, it’s a lot exciting of what we will be able to do with the larger lending limits. It’ll open us up for talking with clients that we really haven’t been able to bank in the past.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Ross Haberman:	And just one final question, Melanie. In Portland, now that you’re there and you have a base to grow from, will further de novo branching be the main mode of expansion, or if you found another acquisition, you know, regionally or locally, would that be the more preferred way of going to further expand in Portland?

Melanie Dressel:	Well, I would think that we would do more de novo branching. And I wouldn’t want to send the signal out there that we wouldn’t be willing to talk to somebody else. But certainly this gives us a base from which to build.

And with a group of bankers that have been in the marketplace for a number of years; of being able to attract commercial bankers who because of our larger lending capabilities would be interested in coming to work with us, I would expect that de novo growth would be more likely.

Ross Haberman:	Just a follow-up from that. Given the multiples you paid for Town, are you sending an unrealistic expectation to a lot of other local banks given the prices you paid?

Melanie Dressel:	Well, we have to remember that Town Center was a high performing bank. And certainly, you know, the 21.7 times earnings were right in the general area of other deals, so I don’t think that we’ve set unreasonable expectations.

Ross Haberman:	Okay, thanks. The best of luck.

Melanie Dressel:	Thank you.

Operator:	Again, if you would like to ask a question, press star then the number one on your telephone keypad. Your next question comes from Aaron Deer with RBC Capital Markets.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Melanie Dressel:	Hi, Aaron.

Aaron Deer:	Hi. Good afternoon everyone, and congratulations on the deal.

Melanie Dressel:	Thank you.

Aaron Deer:	I guess back to keep coming back to Bruce but I just - I guess a question on the construction portfolio. It sounds like most of that is on the residential side. Is that correct, even though they break it up between what might be in commercial versus residential?

Bruce Bryant:	Most of it is on the residential side. Our construction portfolio is about 25% of our total portfolio, so it’s not a huge part of our portfolio. And that residential side, there’s - the lower price point homes -- $250,000 to $300,000 properties.

Aaron Deer:	And what are you seeing now in current activity in - how’s the environment holding up?

Bruce Bryant:	Really very good. Where the big slowdown is and where I think the inventory got a little bit ahead of itself is in that $400,000 to $700,000 range. So there’s some overhang there, but you talk to the realtors, you know, they look at the available inventory compared to history from a few years ago and there’s not a real oversupply.

You drive around our area and I see unsold new homes in that $400,000 to $700,000 price range. But they’ll be absorbed. This is an attractive area and migration is still pretty darn strong, and so the little oversupply that we see will be taken out.

Aaron Deer:	All right. Melanie, with these acquisitions, will this kind of satisfy the appetite for the acquisitions for the time being and are there other markets that you might be looking at? Are those kind of on hold for now? I know in the past you’ve talked a little bit about maybe branching East further into Idaho. Where do things stand at this point?

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Melanie Dressel:	Well we do want to be a Pacific Northwest regional community bank, and so that takes in a much broader geographic area than we’re in right now. We haven’t done an acquisition over the last couple of years, although certainly there have been many opportunities. We’re just very selective about how we go about analyzing opportunities that might be out there.

I think that it’s quite possible that we’re going to see maybe more opportunities here over the next few years just in light of the interest rate environment and regulatory environment. So we don’t have a need to continually do acquisitions. What we do have a need to do is to continue our growth very strategically and with an eye towards profitability and return to our shareholders. And we just will analyze opportunities as they arrive.

Aaron Deer:	Okay. Thanks and congratulations again.

Melanie Dressel:	Thank you very much.

Operator:	Your next question comes from Louis Feldman with Punk Ziegel and Company.

Melanie Dressel:	Hello again, Lou

Louis Feldman:	Yes, couple of questions. Bruce, last time I visited with you, you talked about Key Bank probably being your biggest competitor. And for the most part you always stood alone in that comment because no one else ever said that Key was really competing with them. Who have you been running into most recently on the East side?

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Bruce Bryant:	Well, that’s interesting. You know, they were a key competitor for quite some time. They had their small business lending center located really in our neighborhood. And it was a - it was just an excellent group of bankers.

They have decided over the last year or so to break that unit up. I’m not sure why, but they’ve kind of broken that up, moved people around. And in fact, we were very happily one of the recipients of that group. We just added one of their lenders that had been in that center in our market for the last 13/14 years -- a commercial lender. And Lou, you know how difficult it is to find that kind of experience...

Louis Feldman:	Yes.

Bruce Bryant	And so we were the happy recipient and added her to our team just 90 days ago.

Right on the heels of that, we were successful in adding yet another in market lender, who had been with a local competitor, West Coast, the last 15 years. And likewise, we were successful in adding her to our team.

Louis Feldman:	So when you’re bidding out on deals, who do you run into more often? Do you run into Clackamas Community, do you run into, you know, the big guys or West Coast?

Bruce Bryant	Yes. You run in- we’re running into Key Bank some and West Coast. Umpqua is pretty active. I mean, we’ve got a lot of competition in the area. There’s no doubt about that. And I think that’s good and I think that’s healthy.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Louis Feldman:	Okay. And then Gary, can you touch on your expectations on margin impact for this - in the back of this year since this is scheduled to go sometime in Q3 or early Q4?

Gary Schminkey:	You’re talking just the margins?

Louis Feldman:	Yes.

Gary Schminkey:	Well, I would imagine that depending on the interest rate environment, if it were steady for example, we’ve got a good margin down in Portland. You know, we have a good margin at Mountain Bank, and I think we have an opportunity to replace some brokerage CDs with some core deposits and some other type funding, and maybe even some funds from the investment portfolio.

I haven’t completed the full analysis of how we would factor in the sales of parts of the investment portfolio and so on, but some of that would be included. So I would hope at least, in combining the three that we would be able to maintain through the interest rate environment that we have.

Louis Feldman:	Will you likely - how likely are you to dump the two investment portfolios, given the opportunity to mark them to market as the deal closes?

Bruce Bryant:	Yes. Well we do have that opportunity and I think that will be something that we’re going to be spending a lot more time with over the next month or two. There are some opportunities in our end of the year.

You know, we were in a borrowing position with HLB advances. And we do have good sources of liquidity, so there is probably a strong likelihood that we would at least do some of it.

COLUMBIA BANKING SYSTEM, INC.

Host: Melanie Dressel

03-29-07/3:30 pm CT

Confirmation #4044023

Louis Feldman:	Okay. Thank you.

Bruce Bryant:	Thanks, Lou

Melanie Dressel:	Thanks.

Operator:	Again, if you would like to ask a question, press star then the number one on your telephone keypad. There are no further questions at this time.

Melanie Dressel:	Okay. Well, thank you very much, everyone, for joining us.

Operator:	This concludes today’s conference call. You may now disconnect.

END

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Columbia Note Regarding Forward Looking Statements

The transcript includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate,” “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the reports of Columbia filed with the Securities and Exchange Commission (the “SEC”), particularly its Form 10-K for the fiscal year ended December 31, 2006, for a discussion of risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward looking statements. Additional factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include failure of the respective companies’ shareholders to approve either or both of the transactions discussed in the transcript, delays or other difficulties in obtaining required regulatory approvals of one or both of the transactions, or failure to consummate one or both of the transactions for any other reason.

Additional Information About the Transaction and Where to Find It

In connection with the proposed acquisition of Mountain Bank Holding Company, Columbia intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Mountain Bank Holding Company that also constitutes a prospectus of Columbia. Mountain Bank will mail the proxy statement/prospectus to its shareholders. Shareholders of Mountain Bank and other interested parties are urged to read the proxy statement/prospectus when it becomes available and other relevant documents Columbia and Mountain Bank have filed or will file with the SEC at the SEC’s website at www.sec.gov because they contain important information. The proxy statement/prospectus (when it is available) and other documents may also be obtained free of charge by requesting them in writing from Columbia Banking System, Inc., Attention: Corporate Secretary, 1102 Broadway Plaza, Tacoma, Washington 98402. Copies of the proxy statement/prospectus and documents filed by Mountain Bank with the SEC may also be obtained for free by contacting Sheila Brumley, Mountain Bank Holding Company, 501 Roosevelt Avenue, Enumclaw, Washington 98022.

Participants in the Solicitation

Mountain Bank, Columbia and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Mountain Bank shareholders in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mountain Bank shareholders will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Columbia’s executive officers and directors in Columbia’s definitive proxy statement on Schedule 14A filed with the SEC on March 19, 2007. You can find information about the interests of Mountain Bank’s executive officers and directors, including their beneficial ownership of Mountain Bank common stock, in Mountain Bank’s definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2006. You can also obtain free copies of these documents from Columbia or Mountain Bank using the contact information above.